FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow 203-352-1026
	Media:	Chris Legentil 203-352-8793

WWE® Reports Record Full Year 2022 Results

Fourth Quarter 2022 Highlights

•	Revenue was $325.3 million, an increase of 5%; Operating income was $62.7 million, a decrease of 22%; and Adjusted OIBDA[1] was $90.2 million, a decrease of 4%
•	Returned $8.9 million of capital to shareholders through dividend payments
•	Crown Jewel was the most viewed international event in WWE’s history. Domestic unique viewership on Peacock increased 70% over the prior year event
•

Each WWE domestic premium live event (Extreme Rules and Survivor Series) was the most viewed event in its history with year-over-year increases of 36% and 46%, respectively, in domestic unique viewership

•	WWE announced a multi-year extension of its partnership with MultiChoice to expand the distribution of the Company’s content in Sub-Saharan Africa
•

In January 2023, WWE held Royal Rumble at the Alamodome in San Antonio, TX. The event was the most viewed Royal Rumble in WWE’s history, with a 52% year-over-year increase in domestic unique viewership, and generated the highest gate in the event’s history

Full Year 2022 Highlights

•	Revenue increased 18% to $1.3 billion, the highest in the Company’s history
•	Operating income increased 11% to a record $283.3 million
•	Adjusted OIBDA increased 19% to a record $384.6 million
•	Returned $75.7 million of capital to shareholders, including share repurchases and dividends paid

2023 Business Outlook2

•	The Company is targeting Adjusted OIBDA of $395 to $410 million for the full year 2023, which would be an all-time record. The Company also expects to generate an all-time record for revenue in 2023.

STAMFORD, Conn., February 2, 2023 - WWE (NYSE: WWE) today announced financial results for its fourth quarter and year ended December 31, 2022.

“2022 was another strong year for WWE. We generated record financial results and our business continued to perform well due to the strength of our content and brand, which drove audience engagement and monetization across multiple platforms,” said Nick Khan, WWE Chief Executive Officer. “In 2023, we’re focused on continuing to execute on our key operational initiatives, such as the domestic licensing of our flagship programs, Raw and SmackDown, as well as the international licensing of our content in key markets. At the same time, we’re focused on the review of strategic alternatives that we announced earlier this year, with the goal of maximizing value for all shareholders.”

Frank Riddick, WWE President & Chief Financial Officer, added “For the year, we achieved record revenue and Adjusted OIBDA, which was at the very high end of our upwardly revised guidance range. In 2022, Adjusted OIBDA increased 19% reflecting 18% revenue growth. Our financial performance was primarily driven by the return to a full year of ticketed live events, including the staging of two large-scale international events, as well as the contractual escalation of rights fees for our flagship weekly programming and premium live events. In 2023, we anticipate Adjusted OIBDA of $395 to $410 million, reflecting continued revenue growth and relatively flat operating expenses.”

Fourth-Quarter Consolidated Results

Revenue increased 5% to $325.3 million, primarily due to an increase in network revenues related to the timing of premium live events as well as higher monetization of third-party original programming. These increases were partially offset by a decline in consumer products licensing and eCommerce revenue. Results also included the staging of a large-scale international event in both the current and prior year periods.

Operating Income decreased 22%, or $17.9 million, to $62.7 million, as the increase in revenue was offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher costs to support the creation of content. To a lesser extent, costs associated with the Special Committee investigation and related matters as well as higher stock compensation expense also contributed to the increase in operating expenses. (See the “Special Committee Investigation and Related Matters” discussion for further details.) The Company’s operating income margin decreased to 19% from 26%.

Adjusted OIBDA decreased 4% to $90.2 million. The Company’s Adjusted OIBDA margin decreased to 28% from 30%.

Net Income was $38.8 million, or $0.45 per diluted share, a decrease from $60.9 million, or $0.73 per diluted share, primarily reflecting the decrease in operating performance.

Cash flows generated by operating activities were $120.3 million, an increase from $46.6 million, as lower net income was more than offset by the favorable timing of collections associated with the Company’s large-scale international events.

Free Cash Flow3 was $43.0 million, an increase from $31.8 million, as the increase in cash flow generated by operating activities was partially offset by an increase in capital expenditures. For the three months ended December 31, 2022, the Company incurred $71.7 million of capital expenditures related to its new headquarter facility. Excluding the capital expenditures related to the new headquarter facility, Free Cash Flow for the three months ended December 31, 2022 was $114.7 million.

Return of Capital to Shareholders

The Company returned $8.9 million of capital to shareholders in dividends in the fourth quarter of 2022. There were no share repurchases under the Company’s existing stock repurchase program.

Full Year 2022 Consolidated Results

Revenue increased 18%, or $196.3 million, to $1.3 billion, primarily due to the increased monetization of content, the return to a full year of ticketed live events and the staging of an additional large-scale international event in 2022.

Operating Income increased 11%, or $27.3 million, to $283.3 million, as the increase in revenue was partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher costs to support the creation of content as well as the impact of certain costs associated with the Special Committee investigation and related matters. (See the “Special Committee Investigation and Related Matters” discussion for further details.) The Company’s operating income margin decreased to 22% from 23%.

Adjusted OIBDA increased 19%, or $60.5 million, to $384.6 million. The Company’s Adjusted OIBDA margin remained flat at 30%.

Net Income increased to $195.6 million, or $2.29 per diluted share, from $177.4 million, or $2.09 per diluted share, primarily reflecting the increase in operating performance. The results for 2022 also reflected a decrease in interest expense partially offset by an increase in income taxes.

Cash flows generated by operating activities were $325.6 million, an increase from $182.9 million, primarily due to the timing of collections associated with the Company’s large-scale international events and WWE Network, as well as improved operating performance.

Free Cash Flow was $125.7 million, a decrease from $143.7 million, as the increase in cash flows generated by operating activities was offset by an increase in capital expenditures. For the twelve months ended December 31, 2022, the Company incurred $170.6 million of capital expenditures related to its new headquarter facility. Excluding the capital expenditures related to the new headquarter facility, Free Cash Flow for the twelve months ended December 31, 2022 was $296.3 million.

Cash, cash equivalents and short-term investments were $478.7 million as of December 31, 2022. The Company currently estimates debt capacity under its revolving line of credit of $200 million.

Return of Capital to Shareholders

The Company returned $75.7 million to shareholders in 2022, including $40.0 million in share repurchases and $35.7 million in dividends paid. Under the Company’s existing stock repurchase program, approximately 5.3 million shares have been repurchased to-date at an average price of $54.09 per share. As of December 31, 2022, the Company had $211 million available under its existing $500 million stock repurchase authorization.

Results by Operating Segment

The schedule below reflects WWE’s performance by operating segment (in million):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net Revenue:
Media	$279.7	$257.6	$1,033.9	$936.2
Live Events	23.8	20.1	123.1	57.8
Consumer Products	21.8	32.6	134.5	101.2
Total Net Revenue	$325.3	$310.3	$1,291.5	$1,095.2

Operating Income (Loss):
Media	$105.6	$106.3	$387.5	$363.4
Live Events	0.2	1.4	25.0	6.9
Consumer Products	8.8	12.5	54.4	33.8
Corporate	(51.9)	(39.6)	(183.6)	(148.1)
Total Operating Income	$62.7	$80.6	$283.3	$256.0

Adjusted OIBDA:
Media	$115.9	$112.1	$428.7	$390.5
Live Events	0.8	1.6	27.2	7.7
Consumer Products	9.4	12.9	56.6	35.5
Corporate	(35.9)	(32.4)	(127.9)	(109.6)
Total Adjusted OIBDA	$90.2	$94.2	$384.6	$324.1

Media

Fourth-Quarter 2022

Revenue increased 9%, or $22.1 million, to $279.7 million, primarily due to an increase in network revenues related to the timing of premium live events, which resulted in an additional event in the current year period. The increase was also related to the delivery of third-party original programming. Results included the staging of a large-scale international event in both the current and prior year periods.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Media Revenue:
Network (a)	$47.1	$33.9	$222.0	$225.0
Core content rights fees (b)	155.2	150.5	596.8	566.2
Advertising and sponsorship (c)	15.7	21.1	66.6	71.5
Other (d)	61.7	52.1	148.5	73.5
Total Revenue	$279.7	$257.6	$1,033.9	$936.2
(a)

Network revenue consists primarily of license fees associated with the distribution of WWE Network content on the Peacock service in the U.S. (effective March 18, 2021), as well as subscription fees from customers of WWE Network and license fees associated with the Company’s international licensed partner agreements.  Network revenue for the twelve-month period ended December 31, 2021, includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock in the first quarter.

(b)

Core content rights fees consist primarily of licensing revenue from the distribution of the Company’s flagship programs, Raw and SmackDown, as well as its NXT programming, through global broadcast, pay television and digital platforms.

(c)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots.

(d)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases.

Operating income decreased 1%, or $0.7 million, to $105.6 million, as the increase in revenue (as described above) was partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher costs to support the creation of content.

Adjusted OIBDA increased 3%, or $3.8 million, to $115.9 million.

Full Year 2022

Revenue increased 10%, or $97.7 million, to $1,033.9 million, primarily due to the staging of two large-scale international events in 2022, compared to one in 2021. The Company was unable to stage a second event in 2021 due to public health concerns related to the Covid-19 pandemic. The increase was also related to an increase in core content rights fees for the Company’s flagship programs, Raw and SmackDown, and the monetization of third-party original programming. These increases were partially offset by a decline in network revenue due to the impact of upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock in 2021.

Operating income increased 7%, or $24.1 million, to $387.5 million, as the increase in revenue (as described above) was partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by higher costs to support the creation of content.

Adjusted OIBDA increased 10%, or $38.2 million, to $428.7 million.

Live Events

Fourth-Quarter 2022

Revenue increased 18%, or $3.7 million, to $23.8 million, primarily due to an increase in North American ticket sales as a result of an increase in the number of live events. There were 61 total ticketed live events in the current quarter, consisting of 54 events in North America and 7 events in international markets. Average attendance at the Company’s North American events was approximately 5,500. In the prior year period, the Company staged 57 total ticketed live events, consisting of 48 events in North America and 9 events in international markets. Average attendance at the Company’s North American events was approximately 5,200 in the prior year period.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Live Events Revenue:
North American ticket sales	$19.0	$15.8	$97.9	$46.3
International ticket sales	1.9	2.2	12.1	4.6
Advertising and sponsorship (e)	0.8	0.2	4.8	0.9
Other (f)	2.1	1.9	8.3	6.0
Total Revenue	$23.8	$20.1	$123.1	$57.8
(e)

Advertising and sponsorship revenue consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events).

(f)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

Operating income decreased to $0.2 million as compared to $1.4 million, as the increase in ticket sales (as described above) was offset by an increase in operating costs, including event-related expenses.

Adjusted OIBDA decreased to  $0.8 million as compared to $1.6 million.

Full Year 2022

Revenue increased 113%, or $65.3 million, to $123.1 million, primarily due to an increase in North American ticket sales as a result of a return to full year ticketed live events. International ticket sales increased primarily due to the staging of a major stadium event, Clash at the Castle. There were 231 total ticketed live events in 2022, consisting of 218 events in North America and 13 events in international markets. Average attendance at the Company’s North American events was approximately 6,100. In 2021, the Company staged 101 total ticketed live events, consisting of 88 events in North America and 13 events in international markets. Average attendance at the Company’s North American events was approximately 6,900 in 2021.

Operating income increased 262%, or $18.1 million, to $25.0 million, as the increase in revenue (as described above) was partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by an increase in event-related expenses, largely due to the increase in the number of events.

Adjusted OIBDA increased 253%, or $19.5 million, to $27.2 million.

Consumer Products

Fourth-Quarter 2022

Revenue decreased 33%, or $10.8 million, to $21.8 million, primarily due to a decrease in licensing and eCommerce revenue. Licensing revenue reflected an increase in collectibles more than offset by a decline in video games, due primarily to timing. As previously disclosed, during the third quarter of 2022, the Company revised its estimates related to revenue recognition for certain licensing agreements with minimum guarantees. This change in estimates negatively impacted licensing revenue in the fourth quarter of 2022. The decrease in eCommerce revenue primarily related to the previously disclosed transition of our digital retail platform to Fanatics. The structure of the Fanatics partnership resulted in a reduction of revenue as the activity is now recorded on a “net”, as opposed to “gross”, basis.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Consumer Products Revenue:
Consumer product licensing	$12.3	$18.1	$77.5	$52.0
eCommerce	5.0	11.0	33.2	39.1
Venue merchandise	4.5	3.5	23.8	10.1
Total Revenue	$21.8	$32.6	$134.5	$101.2

Operating income decreased 30%, or $3.7 million, to $8.8 million reflecting the decrease in revenue (as described above) partially offset by a decrease in operating expenses. The decrease in operating expenses was primarily driven by lower eCommerce expenses in connection with the transition of our digital retail platform to Fanatics (as described above).

Adjusted OIBDA decreased 27%, or $3.5 million, to $9.4 million.

Full Year 2022

Revenue increased 33%, or $33.3 million, to $134.5 million, primarily due to an increase in licensing and venue merchandise revenue. The increase in licensing revenue primarily related to growth in collectibles revenue as well as higher sales of licensed video games, including our franchise game WWE 2K22. The increase in venue merchandise revenue was primarily due to the return to a full year of ticketed live events. eCommerce revenue decreased due to difficult comparisons to elevated Covid-related sales in 2021 as well as the accounting treatment related to the transition of our digital retail platform to Fanatics (as discussed above).

Operating income increased 61%, or $20.6 million, to $54.4 million, as the increase in revenue (as described above) was partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by an increase in variable costs associated with the sales activity.

Adjusted OIBDA increased 59%, or $21.1 million, to $56.6 million.

2023 Business Outlook2

The Company is targeting Adjusted OIBDA of $395 - $410 million for the full year 2023, which would be another all-time record result. The Company also expects to generate another year of all-time record revenue in 2023. This anticipated performance reflects an expected increase in media rights fees for the Company’s flagship weekly programming and premium live events, as well as a full live events touring schedule, including two large-scale international events, and an increase in advertising and sponsorship revenues. The Company anticipates that 2023 operating expenses will be relatively flat as an increase in costs to support the creation of content are offset by a decline in third-party original programming expenses, due to the timing of the production of premium WWE-themed series and specials, as well as a decline in eCommerce expenses as a result of the transition of the Company’s digital retail platform to Fanatics.

Management believes WWE is well positioned to capitalize on significant future opportunities. In 2023, key initiatives that could have meaningful implications on the Company’s performance include the renewal of the domestic licensing agreement for NXT, the renewal of licensing agreements for WWE content in certain international markets, the monetization of new third-party original programming, growth in advertising and sponsorship sales, and the performance of the latest installment of the Company’s flagship video game franchise, WWE 2K23.

Providing perspective on WWE’s targeted revenue growth and Adjusted OIBDA outlook, Mr. Riddick commented, “We continue to believe that WWE has significant long-term growth opportunities and is well positioned, particularly given our substantial cash and capital resources, to deliver on its strategic initiatives. In 2023, we will continue to evaluate our financial performance, balancing Adjusted OIBDA growth with increased investment that will support our ability to deliver appealing content, strengthen our engagement with a broadening audience, and drive long-term shareholder value.”

2023 Capital Expenditures Outlook2

For 2023, the Company estimates total capital expenditures of $150 - $170 million, including $105 - $120 million related to its previously disclosed new headquarter facility, with the remainder primarily related to the maintenance and enhancement of existing production and enterprise technology infrastructure. In 2023, the Company expects to complete the build out of its new headquarter facility. The Company expects total capital expenditures to be approximately 4% - 5% of revenue once the build out of the new headquarters has been completed.

First Quarter 2023 Business Outlook2

The Company estimates first quarter 2023 Adjusted OIBDA of $65 - $75 million. The estimate primarily reflects a shift in the timing of the staging of a large-scale international event, which occurred in the first quarter of 2022 but is expected to occur in the second quarter of 2023. Revenue is expected to decline year-over-year as increases related to the contractual escalation of media rights fees for the Company’s flagship weekly programming, Raw and SmackDown, are offset by the absence of the large-scale international event.

Strategic Alternatives Review Process

As previously disclosed, Vincent K. McMahon, the Company’s Executive Chairman and shareholder with a controlling interest,  in cooperation with WWE’s management team and Board of Directors, announced the intent to undertake a review of strategic alternatives with the goal of maximizing value for all WWE shareholders. There can be no assurances given regarding the outcome or timing of this strategic alternatives review process.

Special Committee Investigation and Related Matters

As previously announced, a Special Committee of independent members of the Board of Directors was formed to investigate alleged misconduct by Vincent K. McMahon and another executive, who is no longer with the Company. In November 2022, the Company disclosed that the Special Committee investigation had been completed and the Special Committee had been disbanded. For the three and twelve-month periods ended December 31, 2022, the Company’s consolidated pre-tax results included the impact of $2.3 million and $21.7 million, respectively, of expenses related to the Special Committee investigation. Mr. McMahon has agreed to reimburse the Company for reasonable expenses related to the Special Committee investigation, net of any insurance proceeds.  For the three and twelve-month periods ended December 31, 2022, the Company’s consolidated pre-tax results also included the impact of $7.4 million of expenses reflecting certain payments that Mr. McMahon has agreed to make (including amounts paid and payable in the future). The $7.4 million of payments were or will be paid by Mr. McMahon personally. Please see the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K/A and Form 10-K and quarterly reports on Form 10-Q/A and Form 10-Q for further details and ongoing risks regarding this matter.

Other Matters

For the three-month period ended December 31, 2021, the Company’s consolidated pre-tax results included the impact of a $6.7 million gain from the reduction of leased space as part of an amendment to its new Stamford headquarters lease. For the twelve-month period ended December 31, 2021, the Company’s consolidated pre-tax results included $8.1 million in severance expense recorded in the second quarter of 2021 associated with the combination of WWE’s television, digital and studios teams into one organization. A reconciliation of Net Income to Adjusted Net Income for the three and twelve-month periods ended December 31, 2022 and 2021 can be found in the supplemental schedule on page 16 of this release.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 10. A reconciliation of three and twelve-month periods ended December 31, 2022 and 2021 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 17.

(2)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including, without limitation, risks relating to the Special Committee investigation and related matters noted above; the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2022.  In addition, WWE is unable to provide a reconciliation of first quarter or full year 2023 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. See Supplemental Information in this release on page 18.

(3)

A reconciliation of three and twelve-month periods ended December 31, 2022 and 2021 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 19.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring items that management deems would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 5:00  p.m. ET on February 2, 2023, to discuss the Company's earnings results for the fourth quarter and full year ended 2022. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 3707267). Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 2, 2023, at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 25 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our outlook regarding future financial results, the impact of recent changes to management and our board of directors (the “Board”); the timing and outcome of the Company’s media and other rights negotiations including major domestic programming licenses expected to be negotiated in 2023; the Company’s review of strategic alternatives; our plans to remediate identified material weaknesses in our disclosure control and procedures and our internal control over financial reporting; and regulatory, investigative or enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters. The words “may,” “will,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect,” “outlook,” “target,” “goal,” “guidance” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These statements relate to future possible events, as well as our plans, objectives, expectations and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or the performance by us to be materially different from expected future results or performance expressed or implied by any forward-looking statements.

These forward-looking statements are subject to uncertainties relating to, without limitation, the impact of actions by Mr. McMahon (who has a controlling interest in the Company due to his ownership of a substantial majority of our Class B common stock and whose interests could conflict with those of our Class A common stockholders) which could have adverse financial and operational impacts.

The following additional factors, among others, could cause actual results to differ materially from those contained in forward-looking statements: COVID-19, which may continue to affect negatively world economies as well as our industry, business and results of operations; a rapidly evolving and highly competitive media landscape; WWE Network; computer systems, content delivery and online operations of our Company and our business partners; privacy norms and regulations; our need to continue to develop creative and entertaining programs and events; our need to retain and continue to recruit key performers; the possibility of a decline in the popularity of our brand of sports entertainment; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and/or our inability to compete effectively, especially against competitors with greater financial resources or marketplace presence; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events; large public events as well as travel to and from such events; our expansion into new or complementary businesses, strategic investments and/or acquisitions; our accounts receivable; the construction and move to our new leased corporate and media production headquarters; litigation and other actions, investigations or proceedings; a change in the tax laws of key jurisdictions; inflationary pressures and interest rate changes; our indebtedness including our convertible notes; our potential failure to meet market expectations for our financial performance;  our share repurchase program; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could cause our stock price to decline; and the volatility in trading prices of our Class A common stock. In addition, our dividend and share repurchases are dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions, general economic and competitive conditions and such other factors as our Board may consider relevant.

Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements. For more information about risks and uncertainties associated with the Company’s business, please refer to any documents filed, or to be filed, by the Company with the SEC, including, but not limited to, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our annual reports on Form 10-K and 10-K/A and quarterly reports on Form 10-Q/A and Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenues	$325.3	$310.3	$1,291.5	$1,095.2
Operating expenses	186.4	171.0	730.6	608.2
Marketing and selling expenses	20.4	16.6	78.9	69.3
General and administrative expenses	46.9	33.0	161.4	120.8
Depreciation and amortization	8.9	9.1	37.3	40.9
Operating income	62.7	80.6	283.3	256.0
Interest expense	4.8	8.1	21.2	33.6
Other income, net	2.3	6.8	2.3	7.5
Income before income taxes	60.2	79.3	264.4	229.9
Provision for income taxes	21.4	18.4	68.8	52.5
Net income	$38.8	$60.9	$195.6	$177.4

Earnings per share:
Basic	$0.52	$0.78	$2.63	$2.33
Diluted	$0.45	$0.73	$2.29	$2.09

Weighted average common shares outstanding:
Basic	74.4	77.8	74.5	76.3
Diluted	88.7	83.7	88.2	84.9
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$220.2	$134.8
Short-term investments, net	258.5	281.0
Accounts receivable, net	112.4	171.2
Inventory	2.9	8.0
Prepaid expenses and other current assets	33.2	32.2
Total current assets	627.2	627.2
Property and equipment, net	329.1	172.7
Finance lease right-of-use assets, net	296.6	313.4
Operating lease right-of-use assets, net	16.3	9.0
Content production assets, net	16.5	13.8
Investment securities	11.8	11.6
Deferred income tax assets, net	45.6	13.1
Other assets, net	12.5	43.3
Total assets	$1,355.6	$1,204.1
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$0.4
Finance lease liabilities	11.7	12.2
Operating lease liabilities	3.6	4.8
Convertible debt	214.1	201.1
Accounts payable and accrued expenses	122.9	122.7
Deferred income	79.8	74.6
Total current liabilities	432.5	415.8
Long-term debt	20.8	21.3
Finance lease liabilities	364.9	374.7
Operating lease liabilities	13.2	5.1
Other non-current liabilities	7.0	12.6
Total liabilities	838.4	829.5
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	424.0	422.9
Accumulated other comprehensive income	0.2	2.4
Retained earnings (accumulated deficit)	92.3	(51.4)
Total stockholders’ equity	517.2	374.6
Total liabilities and stockholders' equity	$1,355.6	$1,204.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2022	2021
OPERATING ACTIVITIES:
Net income	$195.6	$177.4
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	33.0	19.7
Depreciation and amortization	46.4	48.8
Other amortization	13.0	18.8
Loss on equity investments, net	—	0.8
Stock-based compensation	34.9	19.1
Benefit from deferred income taxes	(28.6)	(3.0)
Other non-cash adjustments	11.2	(3.3)
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	54.0	(116.3)
Inventory	5.6	1.2
Prepaid expenses and other assets	(3.7)	3.0
Content production assets	(35.8)	(17.7)
Accounts payable, accrued expenses and other liabilities	(5.1)	22.7
Deferred income	5.1	11.7
Net cash provided by operating activities	325.6	182.9
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(199.9)	(39.2)
Purchases of short-term investments	(245.9)	(374.5)
Proceeds from sales and maturities of short-term investments	263.8	222.1
Purchase of equity investments	(0.2)	(1.5)
Proceeds from sale of investment securities	—	—
Proceeds from infrastructure improvement incentives	4.3	—
Net cash used in investing activities	(177.9)	(193.1)
FINANCING ACTIVITIES:
Repayment of debt	(0.4)	(100.4)
Repayment of finance leases	(14.0)	(12.0)
Dividends paid	(35.7)	(36.4)
Proceeds from tenant improvement allowances	34.2	—
Taxes paid related to net settlement upon vesting of equity awards	(8.9)	(5.6)
Proceeds from issuance of stock	2.5	2.9
Repurchase and retirement of common stock	(40.0)	(165.6)
Net cash used in financing activities	(62.3)	(317.1)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	85.4	(327.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134.8	462.1
CASH AND CASH EQUIVALENTS, END OF PERIOD	$220.2	$134.8
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$90.0	$55.5
Cash paid for interest	$9.6	$9.9
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$18.6	$22.2
Principal shareholder contributions	$2.7	$1.2
Infrastructure improvement incentives	$—	$4.3

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2022			2021
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Gain on Partial Lease Termination (2)	Adjusted
Operating income	$62.7	$9.7	$72.4	$80.6	$—	$80.6
Interest expense	4.8	—	4.8	8.1	—	8.1
Other income, net	2.3		2.3	6.8	(6.7)	0.1
Income before taxes	60.2	9.7	69.9	79.3	(6.7)	72.6
Provision for income taxes	21.4	3.4	24.8	18.4	(1.5)	16.9
Net income	$38.8	$6.3	$45.1	$60.9	$(5.2)	$55.7
Earnings per share - diluted	$0.45	$0.07	$0.52	$0.73	$(0.06)	$0.67

	Year Ended December 31,
	2022			2021
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Gain on Partial Lease Termination (2)	Other Adjustments (1)	Adjusted
Operating income	$283.3	$29.1	$312.4	$256.0	$—	$8.1	$264.1
Interest expense	21.2	—	21.2	33.6	—	—	33.6
Other income, net	2.3	—	2.3	7.5	(6.7)	—	0.8
Income before taxes	264.4	29.1	293.5	229.9	(6.7)	8.1	231.3
Provision for income taxes	68.8	7.6	76.4	52.5	(1.5)	1.8	52.8
Net income	$195.6	$21.5	$217.1	$177.4	$(5.2)	$6.3	$178.5
Earnings per share - diluted	$2.29	$0.24	$2.53	$2.09	$(0.06)	$0.07	$2.10

(1)

During the three and twelve months ended December 31, 2022, the Company’s consolidated pre-tax results included $2.3 million and $21.7 million, respectively, associated with certain costs related to the investigation by the Special Committee of independent members of the Board of Directors, as well as $7.4 million of expenses related to certain payments to be made by the Company’s controlling stockholder. During the twelve months ended December 31, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production.

(2)

During the three and twelve months ended December 31, 2021, the Company’s consolidated pre-tax results included a gain of $6.7 million on the reduction of approximately 33,000 rentable square feet as part of an amendment to its new Stamford headquarters lease.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$105.6	$3.8	$6.5	$—	$115.9
Live Events	0.2	—	0.6	—	0.8
Consumer Products	8.8	—	0.6	—	9.4
Corporate	(51.9)	5.1	1.2	9.7	(35.9)
Total	$62.7	$8.9	$8.9	$9.7	$90.2

	Three Months Ended December 31, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$106.3	$2.4	$3.4	$—	$112.1
Live Events	1.4	—	0.2	—	1.6
Consumer Products	12.5	0.1	0.3	—	12.9
Corporate	(39.6)	6.6	0.6	—	(32.4)
Total	$80.6	$9.1	$4.5	$—	$94.2

	Year Ended December 31, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$387.5	$14.8	$26.4	$—	$428.7
Live Events	25.0	0.1	2.1	—	27.2
Consumer Products	54.4	0.2	2.0	—	56.6
Corporate	(183.6)	22.2	4.4	29.1	(127.9)
Total	$283.3	$37.3	$34.9	$29.1	$384.6

	Year Ended December 31, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$363.4	$13.4	$13.7	$—	$390.5
Live Events	6.9	—	0.8	—	7.7
Consumer Products	33.8	0.2	1.5	—	35.5
Corporate	(148.1)	27.3	3.1	8.1	(109.6)
Total	$256.0	$40.9	$19.1	$8.1	$324.1

(1)

During the three and twelve months ended December 31, 2022, the Company recorded certain costs of $2.3 million and $21.7 million, respectively, related to the investigation by the Special Committee of independent members of the Board of Directors, as well as $7.4 million of expenses related to certain payments to be made by the Company’s controlling stockholder.  During the twelve months ended December 31, 2021, the Company recorded severance expense of $8.1 million primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q4 2022	FY 2022	Q1 2023	FY 2023
Adjusted OIBDA	$90.2	$384.6	$65 - $75	$395 - $410
Depreciation & amortization (1)	(8.9)	(37.3)	—	—
Stock-based compensation (1)	(8.9)	(34.9)	—	—
Other operating income items (1)	(9.7)	(29.1)	—	—
Operating income (U.S. GAAP Basis)	$62.7	$283.3	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after December 31, 2022 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$120.3	$46.6	$325.6	$182.9
Less cash used for capital expenditures:
Purchase of property and equipment and other assets (1)	(77.3)	(14.8)	(199.9)	(39.2)
Free Cash Flow (1)	$43.0	$31.8	$125.7	$143.7

(1)

Purchases of property and equipment and other assets includes $71.7 million and $8.8 million of capital expenditures related to the Company’s new headquarter facility for the three months ended December 31, 2022 and 2021, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $114.7 million and $40.6 million for the three months ended December 31, 2022 and 2021, respectively. Purchases of property and equipment and other assets includes $170.6 million and $17.3 million of capital expenditures related to the Company’s new headquarter facility for the twelve months ended December 31, 2022 and 2021, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $296.3 million and $161.0 million for the twelve months ended December 31, 2022 and 2021, respectively. The Company received $7.0 million and $34.2 million related to tenant improvement allowances associated with construction of its new headquarter facility for the three and twelve months ended December 31, 2022, respectively. These tenant improvement allowances are included as a component of Net Cash Used in Financing Activities within our Consolidated Statements of Cash Flows and therefore excluded from Free Cash Flow.